Exhibit 10.24

SECOND AMENDMENT TO

EMPLOYMENT AGREEMENT

This Second Amendment (the “Amendment”) to the Employment Agreement (the “Agreement”) dated January 17, 2005, by and between CryoCor, Inc., a Delaware corporation (the “Company”), and Edward F. Brennan (the “Executive”), as amended, is entered into effective as of December 12, 2007 (the “Effective Date”).

RECITALS

WHEREAS, the Company and the Executive desire to amend the Agreement to modify the severance benefits to which Executive is entitled.

AGREEMENT

NOW THEREFORE, in consideration of the benefits and mutual promises hereinafter set forth, the parties hereto agree as follows:

1.	Capitalized terms used but not otherwise defined in this Amendment shall have the meanings given such terms in the Agreement.

2.	Section 4.4.2 of the Agreement is hereby amended and restated in its entirety as follows:

“4.4.2 Without Cause or With Good Reason. If the Company terminates the Executive’s employment without Cause or if the Executive resigns from his employment with the Company with Good Reason (as defined below), the Company shall pay the Executive’s base salary and accrued and unused vacation earned through the date of termination, at the rate in effect at the time of termination subject to standard deductions and withholdings. In addition, upon the Executive’s execution of a Release (as defined in Section 4.4.3 below), the Executive shall receive i) the equivalent of fifteen (15) months of the Executive’s then current Base Salary less standard deductions and withholdings, paid on the Company’s regular payroll dates and in accordance with its regular payroll practices; ii) provided the Executive timely elects COBRA health insurance continuation coverage, reimbursement of COBRA premiums for a period of fifteen (15) months following termination; and iii) accelerated vesting of the Options specified in Section 3.3 of this Agreement such that the Options shall be deemed vested as to a number of shares equal to that which would have been vested had the Executive remained in the continuous service of the Company in accordance with the Plan for a period of fifteen (15) months following the termination of his employment.”

3.	A new Section 4.5.2 is hereby inserted as follows:

“4.5.2. Good Reason. “Good Reason” shall mean, with respect to the Executive, any one or more of the following:

(i) without the Executive’s express written consent, a material diminution in the Executive’s authority, duties or responsibilities;

(ii) without the Executive’s express written consent, the relocation of the principal place of the Executive’s service to a location that would increase the Executive’s one-way commute from his personal residence to the new principal place of work by more than 50 miles, or the imposition of travel requirements substantially more demanding of the Executive than such travel requirements existing immediately prior to the date of the Change in Control;

(iii) any failure by the Company or its Affiliates to pay, or any material reduction of the Executive’s base salary in effect immediately prior to the date of the Change in Control (unless reductions comparable in amount and duration are concurrently made for all other employees of the Company and its Affiliates with responsibilities, organizational level and title comparable to the Executive’s); or

(iv) any breach by the Company or its Affiliates of any agreement under which the Executive provides services to the Company.

Notwithstanding the foregoing, the Executive shall have “Good Reason” for his resignation only if: (a) the Executive notifies the Company in writing, within 30 days after the occurrence of one of the foregoing events, that he intends to terminate his employment no earlier than 30 days after providing such notice; (b) the Company does not cure such condition within 30 days following its receipt of such notice or states unequivocally in writing that it does not intend to attempt to cure such condition; and (c) the Executive resigns from employment within 30 days following the end of the period within which the Company was entitled to remedy the condition constituting Good Reason but failed to do so.

The Board shall have the right to determine whether a resignation by the Executive was for Good Reason and its determination shall be final, binding and conclusive.”

4.	Section 4.6 of the Agreement is hereby amended and restated in its entirety as follows:

“4.6 Application of Code Section 409A. If the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, any compensation and benefits payable pursuant to this Agreement that are triggered by a separation from service shall be accelerated to the minimum extent necessary so that (i) the lesser of (A) the total cash severance payment amount, or (B) six months of such installment payments are paid no later than March 15 of the calendar year following such termination, and (ii) all amounts paid pursuant to the foregoing clause (i) will constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations and thus will be payable pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations. It is intended that if the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code at the time of such separation from service the foregoing provision shall result in compliance with the requirements of Section 409A(a)(2)(B)(i) of the Code because payments to the Executive will either be payable pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations or will not be paid until at least six months after separation from service.”

5.	Except as specifically amended by this Amendment, the terms and conditions of the Agreement shall remain in full force and effect.

6.	This Amendment is made in California. This Amendment shall be construed and interpreted in accordance with the internal laws of the State of California.

7.	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the Effective Date.

CRYOCOR, INC.

By:	/s/ Gregory J. Tibbitts
Name:	Gregory J. Tibbitts
Title:	Chief Financial Officer

/s/ Edward F. Brennan
EDWARD F. BRENNAN, PH.D.